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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of AT&T Corp. on Form S-4 of our reports dated February 5, 2002 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001), appearing in the Annual Report on Form 10-K of Comcast Cable Communications, Inc. (a wholly owned subsidiary of Comcast Corporation) and subsidiaries for the year ended
December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


                                             DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania
August 6, 2002